Contact:  David Farmer
                                             508-435-1000 (Ext 77206)
FOR IMMEDIATE RELEASE                        farmer_dave@emc.com


       EMC  ANNOUNCES ACQUISITION OF CrosStor  SOFTWARE,  INC.

HOPKINTON, Mass. - November 1, 2000 -- EMC Corporation (NYSE:EMC), the world leader in information storage, announced today that it has acquired privately held CrosStor Software, Inc. in a pooling-of-interests transaction. EMC issued approximately $300 million in stock at the closing of this transaction in exchange for all of CrosStor's outstanding capital stock. CrosStor is a leader in high-performance software for networked storage systems. The acquisition will enhance EMC's portfolio of networked storage technology and expertise.

     Joe Tucci, EMC's President and Chief Operating Officer, said, "The networking of storage is one of today's most important IT trends, one that underlines both the increasingly strategic role of intelligent storage and the peripheralization of traditional general-purpose servers. EMC has led this trend from its outset, and more than 25% of the storage we sell is now connected directly to a network. CrosStor brings EMC some of the world's most advanced software technology for networked storage as well as an impressive and deep team of experienced developers with rich heritage in open systems. We look forward to welcoming CrosStor to the EMC family."

About EMC

     EMC Corporation is the world leader in information storage systems, software, networks and services, providing the information infrastructure for a connected world. Information about EMC's products and services can be found at http://www.EMC.com

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This release contains "forward-looking statements" as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) component quality and availability; (ii) delays in the development of new technology and the transition to new products;
(iii) competitive factors, including but not limited to pricing pressures, in the computer storage and server markets; (iv) the relative and varying rates of product price and component cost declines; (v) economic trends in various geographic markets and fluctuating currency exchange rates; (vi) the ability to attract and retain highly qualified employees; (vii) deterioration or termination of the agreements with certain of the Company's indirect channels; (viii) the uneven pattern of quarterly sales;
(ix) risks associated with strategic investments and acquisitions; and (x) other one-time events and other important factors disclosed previously and from time to time in EMC's filings with the U.S. Securities and Exchange Commission.